			Exhibit 99.1
PARKER-HANNIFIN CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME		(Dollars in thousands)
(Unaudited)
For the years ended June 30,	2012	2011	2010
Net Income	$1,155,492	$1,057,150	$556,365
Less: Noncontrolling interests in subsidiaries' earnings	3,669	8,020	2,300
Net income attributable to common shareholders	1,151,823	1,049,130	554,065

Other comprehensive (loss) income, net of tax
Foreign currency translation adjustment	(392,742)	512,081	(179,832)
Retirement benefits plan activity	(597,979)	253,603	(183,364)
Realized loss	204	212	4,747
Other comprehensive (loss) income	(990,517)	765,896	(358,449)
Less: Other comprehensive (loss) income for noncontrolling interests	(25,607)	8,325	7,093
Other comprehensive (loss) income attributable to common shareholders	(964,910)	757,571	(365,542)
Total comprehensive income attributable to common shareholders	$186,913	$1,806,701	$188,523

Foreign currency translation adjustment is net of tax of $(11,530), $12,675, and $(8,274) in 2012, 2011, and 2010, respectively. Retirement benefits plan activity is net of tax of $330,984, $(144,108), and $106,065 in 2012, 2011, and 2010, respectively. Realized loss relates to cash flow hedges and is net of tax of $(102), $(119), and $(2,937) in 2012, 2011, and 2010, respectively.